UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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IMPRIVATA, INC.

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 14, 2016

September 1, 2016

These Definitive Additional Materials amend and supplement the Definitive Proxy Statement dated August 10, 2016 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about August 12, 2016, by Imprivata, Inc., a Delaware corporation (“Imprivata”, the “Company”, “we”, “us”, or “our”), for a meeting of stockholders of the Company to be held on September 14, 2016 at 10:00 a.m. Eastern time, at the offices of Goodwin Procter LLP, located at 100 Northern Avenue, Boston, MA 02210. The purpose of the meeting of stockholders is to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of July 13, 2016, by and among Project Brady Holdings, LLC (“Parent”), a Delaware limited liability company, Project Brady Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned direct subsidiary of Parent, and Imprivata. Parent and Merger Sub were formed by an affiliate of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Imprivata with Imprivata surviving the merger as a wholly-owned subsidiary of Parent.

If any stockholders have not already submitted a proxy for use at the meeting of stockholders, they are urged to do so promptly. No action in connection with these definitive additional materials is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

For additional questions about the merger, assistance in submitting proxies or voting shares of Imprivata common stock, or to request additional copies of the Definitive Proxy Statement, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

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Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect (212) 750-5833.

The information contained herein speaks only as of September 1, 2016 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Imprivata believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however to avoid the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed merger and to minimize the expense of defending such action, Imprivata wishes to voluntarily make supplemental disclosures related to the proposed merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Supplemental disclosure is indicated by double underlines and strikethroughs as appropriate.

The Table of Contents

The following disclosure is inserted between “REGULATORY MATTERS” and “APPRAISAL RIGHTS” in the Table of Contents.

LITIGATION RELATED TO THE MERGER

SUMMARY TERM SHEET

The following disclosure is inserted immediately prior to “Appraisal Rights (Page 80)” on page 12 of the Definitive Proxy Statement.

Litigation Related to the Merger (Page 80)

On August 24, 2016, two putative class action lawsuits were filed in the Delaware Court of Chancery by two purported stockholders of Imprivata, Inc. against the members of the Board of Directors, Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC, captioned Kenneth Brooks v. Thoma Bravo, LLC, et al., C.A. No. 12682-CB, and Leonard Coyer v. Thoma Bravo, LLC, et al., C.A. No. 12684-CB. Both complaints allege that the members of the Board of Directors breached their fiduciary duties to the Company’s stockholders in connection with the proposed merger, and that Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC aided and abetted those alleged breaches. Both of the complaints seek, among other things, equitable relief to enjoin the consummation of the merger, rescission of the merger or rescissory damages, compensatory damages, and attorneys’ fees and costs. The Board of Directors, Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC believe that the claims asserted against them are without merit and intend to vigorously defend against these lawsuits.

THE MERGER

Background of the Merger

The following disclosure supplements and restates the first full paragraph on page 28 of the Definitive Proxy Statement.

On April 15, 2016, the Board held a meeting to discuss, among other things, the engagement of a financial advisor and Thoma Bravo’s indication of interest. Members of Company management, Mr. Linnemann and representatives of Goodwin were in attendance. The advisory committee discussed with the Board its work since the March 10, 2016 Board meeting regarding evaluating potential financial advisors and recommended the engagement of Barclays as the Company’s financial advisor to assist the Board in its evaluation of Thoma Bravo’s indication of interest and any other strategic alternatives that might be available to the Company. As part of this discussion, the advisory committee outlined the material terms of the proposed engagement of Barclays. Goodwin discussed with the Board the due diligence process that was conducted as to any relationships that Barclays had with Thoma Bravo. Goodwin noted that Barclays carried out its customary procedures and that Barclays had disclosed that since 2013 Barclays had received investment banking fees of approximately $12 million to $13 million from Thoma Bravo and certain of its portfolio companies and affiliates and that Barclays’ M&A deal team members assigned to work for the Company agreed not to work for Thoma Bravo or its affiliates during the term of Barclays’ engagement with the Company (other than one Barclays’ industry focused managing director who was working on a concurrent and unrelated assignment for Thoma Bravo). The Board’s understanding was that the M&A deal team members other than the industry focused managing director would be primarily responsible for engaging in discussions and negotiations with potential and actual bidders. Following review of this information, the Board determined, based in part on the advice of Goodwin, that based on the information provided by Barclays, these relationships would not impair the advice Barclays would provide to the Board, or its independence. The Board engaged Barclays as the Company’s financial advisor to assist the Board in its evaluation of Thoma Bravo’s indication of interest, subject to execution of a mutually satisfactory engagement letter.

Opinion of Imprivata’s Financial Advisor

Selected Comparable Company Analysis

The following disclosure supplements and restates the first full paragraph on page 45 of the Definitive Proxy Statement.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Imprivata, including that such comparable companies operate, or have a business segment or division that operates, in the security software or healthcare information technology industries. However, because of the inherent differences between the business, operations and prospects of Imprivata and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Imprivata and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Imprivata and the companies included in the selected company analysis. Based upon these judgments and the analysis with respect to the primary comparable companies, Barclays selected a range of 2.5x to 3.5x Imprivata’s enterprise value over calendar year 2016 estimated revenue (“EV/CY2016E”) and a range of 2.0x and 3.0x Imprivata’s enterprise value over calendar year 2017 estimated revenue (“EV/CY2017E”) for Imprivata and applied such ranges to the Company Projections to calculate ranges of implied prices per share of Imprivata.

Selected Precedent Transaction Analysis

The following disclosure supplements and restates the first and second tables on page 46 of the Definitive Proxy Statement.

The following table sets forth the transactions analyzed based on such characteristics and the date each transaction was announced:

Primary Selected Precedent Transactions

Enterprise Value
Announcement Date	Acquirer	Target	LTM Revenue	FTM Revenue
May 18, 2016	NICE Ltd.	inContact, Inc.	3.94x	3.37x

May 2, 2016	Oracle Corporation	Opower, Inc.	3.72x	3.42x

August 10, 2015	Envestnet, Inc.	Yodlee, Inc.	5.42x	4.37x

May 27, 2015	CA, Inc.	Rally Software Development Corp.	5.09x	4.28x
April 30, 2015	Francisco Partners Management LLC	ClickSoftware Technologies Ltd.	3.13x	2.75x
February 5, 2015	Insight Venture Partners, LLC	E2open, Inc.	3.14x	2.86x
January 30, 2014	Dassault Systemes SA	Accelrys, Inc.	4.05x	3.58x

September 23, 2013	Vista Equity Partners Fund IV, LP	Greenway Medical Technologies, Inc.	4.69x	4.34x
January 17, 2012	Blackbaud, Inc.	Convio, Inc.	3.46x	3.03x

August 13, 2010	International Business Machines Corporation	Unica Corporation	4.37x	3.63x

Other Selected Precedent Transactions

Enterprise Value
Announcement Date	Acquirer	Target	LTM Revenue	FTM Revenue
May 31, 2016	Accel-KKR Company LLC	SciQuest, Inc.	3.53x	3.34x
April 28, 2016	Oracle Corporation	Textura Corporation	7.52x	6.09x
November 2, 2015	Endurance International Group Holdings, Inc.	Constant Contact, Inc.	2.47x	2.16x
August 6, 2015	International Business Machines Corporation	Merge Healthcare Incorporated	4.45x	3.79x
January 7, 2013	athenahealth, Inc.	Epocrates, Inc.	2.06x	1.96x
November 28, 2012	NCR Corporation	Retalix Ltd.	2.38x	2.16x
August 27, 2012	Thoma Bravo, LLC	Deltek, Inc.	2.86x	2.52x
June 9, 2010	Allscripts-Misys Healthcare Solutions, Inc.	Eclipsys Corporation	2.26x	2.01x
April 16, 2010	Oracle Corporation	Phase Forward Incorporated	2.80x	2.47x

The following disclosure supplements and restates the first full paragraph on page 47 of the Definitive Proxy Statement.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Imprivata and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Imprivata. Based upon these judgments and the analysis with respect to the primary selected precedent transactions, Barclays selected a range of 3.5x to 4.5x Imprivata’s enterprise value over last twelve months’ revenue as of June 30, 2016 of $131 million derived from Imprivata’s historical nine-month financial performance as of March 31, 2016 and estimated second quarter 2016 financial performance provided by management on July 11, 2016 (“EV/LTM Revenue”) and a range of 3.0x to 4.0x Imprivata’s enterprise value over forward twelve months’ revenue as of June 30, 2016 of $160 million derived from the Company Projections (“EV/FTM Revenue”) and applied such ranges to the Company Projections to calculate ranges of implied prices per share of Imprivata. The selected precedent transaction analysis yielded implied valuation ranges for shares of Imprivata common stock of $18.00 to $22.22 using EV/LTM Revenue and $18.66 to $23.80 using EV/FTM Revenue.

Discounted Cash Flow Analysis

The following disclosure supplements and restates the fourth full paragraph on page 47 of the Definitive Proxy Statement.

To calculate the estimated enterprise value of Imprivata using the discounted cash flow method, Barclays added (a) Imprivata’s projected after-tax unlevered free cash flows for the second half of fiscal year 2016 through fiscal year 2020 based on the Company Projections to (b) the “terminal value” of Imprivata as of December 31, 2020, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense, depreciation and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures, capitalized software, stock-based compensation and adjusting for changes in working capital. For the purposes of this analysis, stock-based compensation was treated as a cash expense. Barclays also calculated the estimated present value of Imprivata’s net operating loss (“NOL”) tax benefits by utilizing Imprivata’s NOL balance and a 37% tax rate, each as provided by management of Imprivata. The residual value of Imprivata at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward twelve months’ (“FTM”) earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDAS”) for the 4.5-fiscal year period ending December 31, 2020 of 9.5x to 13.5x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the Company Projections. The range of after-tax discount rates of 11.0% to 15.0% was selected based on an analysis of the weighted average cost of capital of Imprivata and comparable companies in the security software and healthcare information technology industries identified above in the Selected Comparable Company Analysis. Barclays then calculated a range of implied prices per share of Imprivata by subtracting estimated net debt as of June 30, 2016 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Imprivata common stock. Barclays noted that the discounted cash flow analysis yielded an implied valuation range for the Imprivata common stock of $17.86 to $26.14 per share.

Certain Prospective Financial Information

Company Projections

The following disclosure supplements and restates the second table on page 51 of the Definitive Proxy Statement.

	(in millions) CY2016E	CY2017E	CY2018E	CY2019E	CY2020E
Total Revenue	$0.2	$(0.6)	$(2.1)	$(3.2)	$(3.5)
Gross Profit	0.3	(0.6)	(1.9)	(2.5)	(2.8)
Total Operating Expenses	0.0	0.1	0.1	0.1	0.1
Operating Income	0.3	(0.6)	(2.0)	(2.6)	(3.0)
Adjusted EBITDAS	0.3	(0.6)	(2.0)	(2.6)	(3.0)
Unlevered Free Cash Flow (6)	(0.1)	(1.5)	(1.9)	(1.8)	(2.1)

The following disclosure supplements and restates footnote six on page 52 of the Definitive Proxy Statement.

(6)	For use in connection with its financial analyses and opinion to the Board as described above under the heading “– Opinion of Imprivata’s Financial Advisor”, Barclays derived Unlevered Free Cash Flow based on the Company Projections. Unlevered Free Cash Flows was derived by starting with Adjusted EBITDAS and subtracting taxes (excluding NOL tax benefits, which were calculated separately), stock-based compensation, investment in working capital, capital expenditures and capitalized software, as shown in the table below. Unlevered Free Cash Flow ~~shown in the table above~~ was reviewed by and approved by the Board and subsequently updated following the updates to the April 7, 2016 Preliminary Company Projections made by Company management on May 27, 2016 and July 11, 2016.

	(in millions) CY2016E	CY2017E	CY2018E	CY2019E	CY2020E
Adjusted EBITDAS	$(7.7)	$5.9	$24.9	$44.0	$63.4
Less: Taxes (7)	(0.6)	(0.2)	(5.3)	(12.2)	(19.3)
Less: Stock-Based Compensation	(4.8)	(5.0)	(5.3)	(5.5)	(5.7)
Less: Capex	(4.5)	(3.0)	(3.0)	(3.0)	(3.0)
Less: Capitalized Software	(2.7)	(2.0)	(2.0)	(2.0)	(2.0)
Plus: Change in Working Capital	7.2	5.5	8.5	14.0	16.2
Unlevered Free Cash Flow	(13.0)	1.2	17.8	35.3	49.5

(7)	Taxes, as used in this table, excludes NOL tax benefits, which were calculated separately.

The following disclosure is inserted immediately prior to “APPRAISAL RIGHTS” on page 80 of the Definitive Proxy Statement.

LITIGATION RELATED TO THE MERGER

On August 24, 2016, two putative class action lawsuits were filed in the Delaware Court of Chancery by two purported stockholders of Imprivata, Inc. against the members of the Board of Directors, Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC, captioned Kenneth Brooks v. Thoma Bravo, LLC, et al., C.A. No. 12682-CB, and Leonard Coyer v. Thoma Bravo, LLC, et al., C.A. No. 12684-CB. Both complaints allege that the members of the Board of Directors breached their fiduciary duties to the Company’s stockholders in connection with the proposed merger, and that Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC aided and abetted those alleged breaches. Both of the complaints seek, among other things, equitable relief to enjoin the consummation of the merger, rescission of the merger or rescissory damages, compensatory damages, and attorneys’ fees and costs. The Board of Directors, Thoma Bravo, LLC, Project Brady Merger Sub, Inc., and Project Brady Holdings, LLC believe that the claims asserted against them are without merit and intend to vigorously defend against these lawsuits.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have any questions about the Definitive Proxy Statement or these definitive additional materials, the stockholders meeting or the acquisition by Thoma Bravo after reading the Definitive Proxy Statement and these definitive additional materials, or if you would like additional copies of the Definitive Proxy Statement or these definitive additional materials, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect (212) 750-5833.

These definitive additional materials contain references to the availability of certain information from our website, www.imprivata.com. By making such references, we do not incorporate into this document the information included on our website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

These definitive additional materials and the Definitive Proxy Statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements represent Imprivata’s expectations or beliefs concerning future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “projections,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the possibility that all of the closing conditions to the consummation of the merger will not be satisfied and the merger will not be completed;

•	the possibility that Imprivata stockholders will not provide sufficient votes to adopt the merger agreement under applicable law and the merger agreement;

•	the failure by Parent to consummate the necessary equity financing set forth in the commitment entered into in connection with the merger;

•	the inability to obtain regulatory approvals required for the merger or the imposition of burdensome conditions in connection with such approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the impact of the announcement of the merger on Imprivata’s operating results and relationships with its employees, partners and customers;

•	the impact of the pending merger on Imprivata’s strategic plans and operations and Imprivata’s ability to respond effectively to competitive pressures, industry developments and future opportunities;

•	Imprivata’s performance, the marketplace for its products and services, industry performance, general business and economic conditions, vendor requirements, competition, Imprivata’s ability to successfully manage costs in the future, and adverse changes in applicable laws, regulations or rules; and

•	other risks and uncertainties detailed in Imprivata’s filings with the Securities and Exchange Commission, or “SEC,” including our final prospectus related to our initial public offering filed pursuant to Rule 424(b) under the Securities Act with the SEC on June 25, 2014, our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016. See “Where You Can Find More Information” on page 88 of the Definitive Proxy Statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in these definitive additional materials are based on the information available to us as of the date of these definitive additional materials, and you should not assume that the statements made in these definitive additional materials remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

THESE DEFINITIVE ADDITIONAL MATERIALS DO NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS AND THE DEFINITIVE PROXY STATEMENT TO VOTE YOUR SHARES AT THE STOCKHOLDERS MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS OR THE DEFINITIVE PROXY STATEMENT. THESE DEFINITIVE ADDITIONAL MATERIALS ARE DATED SEPTEMBER 1, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.